Exhibit 99.(a)(5)(H)

News Release

Media Contacts:	Patrick Ryan (973) 275-7075 Melissa Moody (215) 407-3536	Investor Contacts:	Peter Dannenbaum (908) 740-1037 Steven Graziano (908) 740-6582

Merck Announces Withdrawal and Refiling under the Hart-Scott-Rodino Act and Extension of Tender Offer to Acquire Acceleron Pharma Inc.

KENILWORTH, N.J., Oct. 29, 2021—Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced that it has withdrawn its Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with Merck’s pending acquisition of Acceleron Pharma Inc. (Nasdaq: XLRN). As previously announced on October 12, 2021, Merck commenced, through a subsidiary, Astros Merger Sub, Inc., a cash tender offer to purchase all outstanding shares of common stock of Acceleron, for $180 in cash, without interest and less any required tax withholding.

Merck has elected to withdraw its Premerger Notification and Report Form, which was initially filed on October 14, 2021, to provide the Federal Trade Commission (the “FTC”) with additional time for review, and expects to refile such form on or about November 1, 2021. Following the refiling, the waiting period applicable to the pending acquisition will expire at 11:59 p.m., Eastern time, on or about November 16, 2021. The acquisition is expected to close in the fourth quarter of 2021.

Consummation of the tender offer remains subject to, among other conditions, the expiration or termination of the applicable waiting period under the HSR Act. As a result, Astros Merger Sub, Inc. is extending the tender offer, which was previously scheduled to expire at 5:00 p.m., Eastern Time, on November 10, 2021, until 5:00 p.m., Eastern time, on November 18, 2021. The tender offer may be extended further in accordance with the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). All other terms and conditions of the tender offer will remain unchanged during the extended period.

The Depositary for the tender offer is Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011. The Depositary has advised Merck that, as of 5:00 p.m., Eastern time, on October 28, 2021, the last business day prior to the announcement of the extension of the tender offer, approximately 8,395,093 shares of Acceleron had been validly tendered and received, and not validly withdrawn, pursuant to the tender offer, representing approximately 13.7% of Acceleron’s outstanding shares. Stockholders who have already tendered their shares do not need to retender such shares or take any other action as a result of the extension of the tender offer.

The Information Agent for the tender offer is Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, NY 10022. The tender offer materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated or by calling toll free at (877) 800-5195, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

About Merck

For over 130 years, Merck, known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases in pursuit of our mission to save and improve lives. We demonstrate our commitment to patients and population health by increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to prevent and treat diseases that threaten people and animals – including cancer, infectious diseases such as HIV and Ebola, and emerging animal diseases – as we aspire to be the premier research-intensive biopharmaceutical company in the world. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Important Information About the Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Acceleron Pharma Inc. (“Acceleron”) or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed by Merck Sharp & Dohme Corp. (“Merck”) and Astros Merger Sub, Inc., a wholly owned subsidiary of Merck, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 has been filed by Acceleron with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the offer, by calling toll free at (877) 800-5195. In addition, Merck and Acceleron file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Merck may be obtained at no charge on Merck’s internet website at www.merck.com or by contacting Merck at 2000 Galloping Hill Road, Kenilworth, N.J. 07033 or (908) 423-1000. Copies of the documents filed with the SEC by Acceleron may be obtained at no charge on Acceleron’s internet website at www.acceleronpharma.com or by contacting Acceleron at 128 Sidney Street, Cambridge, MA 02139 or (617) 649-9200.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to the company’s proposed acquisition of Acceleron. Such forward-looking statements include, but are not limited to, the ability of the company and Acceleron to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, the company’s and Acceleron’s beliefs and expectations and statements about the benefits sought to be achieved in the company’s proposed acquisition of Acceleron, the potential effects of the acquisition on both the company and Acceleron, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Acceleron’s product candidates. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Acceleron’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Acceleron’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2020 Annual Report on Form 10-K and the company’s other filings with the SEC available at the SEC’s Internet site (www.sec.gov).

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